Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Deutsche Portfolio Trust of our report dated March 21, 2017, relating to the financial statements and financial highlights, which appears in Deutsche Total Return Bond Fund’s (formerly the Deutsche Core Plus Income Fund) Annual Report on Form N-CSR for the year ended January 31, 2017. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm, Reports to Shareholders and Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

October 23, 2017